UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2025

Regulus Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35670	26-4738379
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4224 Campus Point Court, Suite 210
San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 202-6300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	RGLS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 28, 2025, Regulus Therapeutics Inc. (the “Company”) entered into a First Amendment to Lease Agreement (the “Lease Amendment”), which amends that certain Lease Agreement with ARE-SD Region No. 61, LLC, as successor in interest to ARE-SD Region No. 58, LLC (the “Landlord”), dated as of February 11, 2021, as amended (the “Lease”), providing for the lease of approximately 13,438 rentable square feet (the “Premises”) in a building located at 4224 Campus Point Court, San Diego, California.

Pursuant to the Lease Amendment, the expiration date of the lease is extended from April 30, 2026 to April 30, 2028. Commencing on May 1, 2026, the base rent for the Premises will increase from approximately $0.83 million per year to approximately $0.89 million per year, subject to a 3% increase annually. For the period commencing on June 1, 2026 and ending on August 31, 2026, subject to terms set forth in the Lease Amendment, the Landlord and the Company have agreed to a base rent abatement, pursuant to which the Company shall not be required to pay base rent under the Lease.

The foregoing summary of the Lease Amendment does not purport to be a complete description of the document and is qualified in its entirety by the Lease Amendment, a copy of which is filed as Exhibit 10.1 to this report.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	First Amendment to Lease Agreement, dated as of February 28, 2025, by and between Regulus Therapeutics Inc. and ARE-SD Region No. 61, LLC.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Regulus Therapeutics Inc.

Date: March 4, 2025	By:	/s/ Joseph Hagan
Joseph Hagan
Chief Executive Officer